UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 7, 2016

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 7, 2016, JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A. extended to S.F. Hilton LLC and P55 Hotel Owner LLC (together, the “SF CMBS Borrowers”), each a wholly owned subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), a $725.0 million commercial mortgage-backed securities loan (the “SF CMBS Loan”). The SF CMBS Loan is secured by the Hilton San Francisco Union Square and the Parc 55 Hotel San Francisco (the “Subject Hotels”).

The SF CMBS Borrowers and the SF CMBS Sponsor (as defined below) are “unrestricted subsidiaries” for purposes of the debt agreements governing the Company’s senior secured credit facilities and senior notes.

The Company has applied a portion of the loan proceeds to repay debt secured by the Hilton San Francisco Union Square and intends to use the remaining net proceeds of the SF CMBS Loan to prepay amounts outstanding under its existing $3.5 billion commercial mortgage-backed securities loan.

Term

The SF CMBS Loan has a term of seven years.

Interest and Fees

The SF CMBS Loan bears interest at a fixed rate per annum of 4.1145%.

Amortization

The SF CMBS Loan has no amortization payments.

Prepayments

From and after May 1, 2019 (or earlier in certain circumstances), the SF CMBS Borrowers may prepay the SF CMBS Loan in full, or, in connection with a permitted property release or partial property release, in part, in each case, subject to payment of (i) a yield maintenance premium in the case of any prepayment made prior to the interest payment date occurring in December 2019; (ii) the payment of all interest scheduled to accrue through the end of the applicable interest period in which prepayment is made; and (iii) all other sums then due and payable under the loan agreement, including the lenders’ reasonable, actual out-of-pocket costs and expenses in connection with such prepayment.

Mandatory prepayments are required in connection with certain casualties or condemnations of a property.

Once repaid, no further borrowings will be permitted under the SF CMBS Loan.

Guarantee

Certain obligations of the SF CMBS Borrowers with respect to the SF CMBS Loan are guaranteed (the “SF CMBS Guarantee”) by Park Intermediate Holdings LLC (the “SF CMBS Sponsor”), a subsidiary of the Company. Under the SF CMBS Guarantee, (i) the SF CMBS Sponsor has agreed to indemnify the lenders for losses with respect to customary “bad-boy” acts of the SF CMBS Borrowers and their affiliates and (ii) the SF CMBS Loan will become fully recourse to the SF CMBS Sponsor upon a voluntary or collusive involuntary bankruptcy of the SF CMBS Borrowers or the appointment of a custodian, receiver, trustee or examiner for the SF CMBS Borrowers if consented to by the SF CMBS Borrowers. Notwithstanding the foregoing, the aggregate liability of the SF CMBS Sponsor as a result of clause (ii) above is capped at 10% of the then outstanding principal balance of the SF CMBS Loan. The SF CMBS Sponsor also has executed a guaranty agreement pursuant to which it guarantees payment of the deductible with respect to flood, windstorm and earthquake insurance coverages to the extent such deductible exceeds the base deductible that would otherwise be permitted by the loan documents.

Covenants and Other Matters

The SF CMBS Loan includes certain customary affirmative and negative covenants and events of default. Such covenants, among other things, will restrict, subject to certain exceptions, the ability of the SF CMBS Borrowers to, among other things: incur additional debt; create liens on assets; transfer, pledge or assign certain equity interests; pay any dividends or make any distributions to its direct or indirect owners if an event of default exists or if the debt yield under the CMBS Loan (calculated based on the outstanding balance of the SF CMBS Loan) is below 7.00% for two consecutive quarters; make certain investments, loans and advances; consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; enter into certain transactions with affiliates; engage in any business other than the ownership of the properties and business activities ancillary thereto; and amend or modify the SF CMBS Borrowers’ articles or certificate of incorporation, by-laws and certain agreements. The SF CMBS Loan also includes affirmative covenants requiring the SF CMBS Borrowers to, among other things, exist as “special purpose entities,” maintain, while a low debt yield trigger exists, certain reserve funds in respect of furniture, fixtures and equipment, taxes and insurance (unless such amounts have been paid or are being collected by the property manager), and comply with other customary obligations for commercial mortgage-backed securities loan financings.

In addition, revenues will be required to be deposited into a segregated account, to be used by the property manager to make certain payments relating to the Subject Hotels. So long as there is no event of default under the loan and the debt yield for the SF CMBS Loan (calculated based on the outstanding principal balance of the SF CMBS Loan) does not fall below 7.00% for two consecutive quarters, then all cash in that account (after payment of property expenses and reserves) would be available to the SF CMBS Borrowers for any purpose, including for the payment of dividends or distributions to their direct or indirect owners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/S/ KEVIN J. JACOBS
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: October 14, 2016